SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant [X]

Filed by a Party other than the registrant [ ]

Check the appropriate box:

[	]	Preliminary proxy statement
[	]	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))
[ X ]		Definitive proxy statement
[	]	Definitive additional materials
[	]	Soliciting material under Rule 14a-12

AUTODESK, INC.

(Name of Registrant as Specified in Its Charter)

____________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ X ]	No fee required.

[	]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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April 28, 2006

Dear Autodesk Stockholder:

You are cordially invited to attend Autodesk’s 2006 Annual Meeting of Stockholders to be held on Thursday, June 8, 2006 at 2:00 p.m., Pacific time, at our principal executive offices, 111 McInnis Parkway, San Rafael, California 94903.

At the Annual Meeting, you will be asked to:

1.	Elect ten directors; and

2.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2007.

The accompanying Notice of 2006 Annual Meeting and Proxy Statement describe these proposals in greater detail. We encourage you to read this information carefully.

We hope you will be able to attend this year’s Annual Meeting. We will report to the stockholders on fiscal 2006 and describe our future strategies for products and markets. There will be an opportunity for all stockholders to ask questions. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card to ensure your representation at the meeting. Your vote is important.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support of Autodesk.

Very truly yours,

Carol Bartz
Chairman, Chief Executive Officer and President

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	Thursday, June 8, 2006, at 2:00 p.m., Pacific time.

Place	Autodesk’s principal executive offices, located at: 111 McInnis Parkway, San Rafael, California 94903.

Items of Business	(1) To elect ten directors to serve for the ensuing year and until their successors are duly elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2007.

(3) To transact such other business as may properly come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

Adjournments and Postponements
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote if you were a stockholder of record as of the close of business on April 17, 2006.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2006 Annual Meeting and Procedural Matters” beginning on page 1 of the Proxy Statement and the instructions on the enclosed proxy card.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy card or voted on the Internet or by telephone.

By Order of the Board of Directors,

Pascal W. Di Fronzo
Vice President, General Counsel and Secretary

This notice of annual meeting, proxy statement and accompanying form of proxy card are being distributed on or about April 28, 2006.

TABLE OF CONTENTS

Page
Questions and Answers About the 2006 Annual Meeting and Procedural Matters	1

Why am I receiving these materials?	1
Can I attend the Annual Meeting?	1
Who is entitled to vote at the Annual Meeting?	1
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	1
How can I vote my shares in person at the Annual Meeting?	2
How can I vote my shares without attending the Annual Meeting?	2
How many shares must be present or represented to conduct business at the Annual Meeting?	2
What proposals will be voted on at the Annual Meeting?	2
What is the voting requirement to approve these proposals?	2
How are votes counted?	3
How does the Board of Directors recommend that I vote?	3
If I sign a proxy, how will it be voted?	3
Can I change my vote?	3
What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?	4
What should I do if I receive more than one set of voting materials?	4
Where can I find the voting results of the Annual Meeting?	4
Who pays for the proxy solicitation process?	4
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	4

Proposal One — Election of Directors	6

Nominees	6
Board Meetings and Committees	7
Compensation of Directors	9

Proposal Two — Ratification of the Appointment of Independent Registered Public Accounting Firm	10

Principal Accounting Fees and Services	10
Pre-Approval of Audit and Non-Audit Services	10

Corporate Governance	11

Corporate Governance Guidelines and Code of Business Conduct	11
Stock Ownership Guidelines	11
Independence of the Board of Directors	11
Contacting the Board of Directors	12
Attendance at Annual Stockholder Meetings by the Board of Directors	12
Nominating Process for Recommending Candidates for Election to the Board of Directors	12

Security Ownership of Certain Beneficial Owners and Management	13

Section 16(a) Beneficial Ownership Reporting Compliance	14

i

ii

PROXY STATEMENT FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

Questions and Answers About the 2006 Annual Meeting and Procedural Matters

Q:	Why am I receiving these materials?

A:	The Board of Directors of Autodesk (“Autodesk” or the “Company”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 8, 2006, at 2:00 p.m., Pacific time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth herein.

The Annual Meeting will be held at Autodesk’s principal executive offices, located at 111 McInnis Parkway, San Rafael, California 94903. The telephone number at that location is (415) 507-5000.

Stockholders are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals to elect ten directors and approve the ratification of the independent registered public accounting firm.

Q:	Can I attend the Annual Meeting?

A:	You are cordially invited to attend the Annual Meeting if you are a stockholder of record or a beneficial owner as of April 17, 2006. Please notify our Vice President of Investor Relations, Sue Pirri, by calling (415) 507-6705 or by email at investor.relations@autodesk.com if you are planning to attend the Annual Meeting. In addition, you should bring proof of identity for entrance to the Annual Meeting. If your shares are held in a brokerage account or by a bank or another nominee, you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of Autodesk’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 17, 2006 (the “Record Date”) are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

As of the Record Date, there were 230,994,038 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. No shares of Autodesk’s Preferred Stock were outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Autodesk’s transfer agent, Computershare Investor Services LLC, you are considered, with respect to those shares, the “stockholder of record.” The Notice of Annual Meeting, Proxy Statement and accompanying form of proxy card have been sent directly to you by Autodesk.

Many Autodesk stockholders hold their shares through a broker, bank or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Annual Meeting, Proxy Statement and accompanying form of proxy card have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, bank or other nominee.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	If you are a stockholder of record, you may instruct the proxy holders how to vote your shares by completing, signing, dating and returning the proxy card in the enclosed, postage pre-paid envelope, or by using the Internet voting site or the toll-free telephone number listed on the proxy card. Specific instructions for using the telephone and Internet voting systems are on the proxy card. The telephone and Internet voting systems for stockholders of record will be available until 1:00 a.m. (Central Time) on June 8, 2006. Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. The instructions from your broker, bank or other nominee will indicate if Internet and telephone voting is available, and if they are available, will provide details regarding Internet and telephone voting.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The presence of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy card. Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote:

(1) To elect ten directors to serve for the ensuing year and until their successors are duly elected and qualified; and

(2) To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2007.

Q:	What is the voting requirement to approve these proposals?

A:	A plurality of the votes duly cast is required for the election of directors. The ten nominees for director receiving the highest number of affirmative votes will be elected as directors of the Company to serve until the next annual meeting or until their successors have been duly elected and qualified.

The affirmative vote of a majority of the votes duly cast is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

Q:	How are votes counted?

A:	You may vote “FOR” or “WITHHOLD” on each of the ten nominees for election as director. Abstentions and broker non-votes will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2007. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares “FOR” the ten nominees listed in Proposal One and “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2007.

Q:	If I sign a proxy, how will it be voted?

A:	All shares entitled to vote and represented by properly executed proxy cards received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Autodesk does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Autodesk’s General Counsel, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote, as the case may be.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee or (2) if you have obtained a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting in person.

Any written notice of revocation or subsequent proxy card must be received by Autodesk’s General Counsel prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to Autodesk’s General Counsel or should be sent so as to be delivered to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

Q:	What happens if I decide to attend the Annual Meeting but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker may have, you may attend the Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote that you cast at the Annual Meeting. Please be aware that attendance at the Annual Meeting will not, by itself, revoke a proxy.

If a broker, bank or other nominee holds your shares and you wish to attend the Annual Meeting and vote in person, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Autodesk proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will provide final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2007. In addition, the results will be posted on our website at www.autodesk.com under “About Us — Investors.”

Q:	Who pays for the proxy solicitation process?

A:	Autodesk will bear all expenses of this solicitation, including the cost of preparing and mailing this proxy material. Autodesk may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Autodesk may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future meetings.

Requirements for stockholder proposals to be considered for inclusion in Autodesk’s proxy material — Stockholders may present proper proposals for inclusion in Autodesk’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Autodesk’s General Counsel in a timely manner. In order to be included in the proxy statement for the 2007 annual meeting of stockholders, stockholder proposals must be received by Autodesk’s General Counsel no later than December 29, 2006, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting — In addition, Autodesk’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by (1) the Board of Directors, (2) the Corporate Governance and Nominating Committee or (3) any stockholder entitled to vote who has delivered written notice to Autodesk’s General Counsel no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations. However, if a stockholder wishes only to recommend a candidate for consideration by the Corporate Governance and Nominating Committee as a potential nominee for director, see the procedures discussed in “Corporate Governance Principles.”

The Company’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors, or (3) properly brought before the meeting by a stockholder who has delivered written notice to the General Counsel of Autodesk no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one year anniversary of the date on which Autodesk first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Deadline for the 2007 annual meeting of stockholders is December 29, 2006.

If a stockholder who has notified Autodesk of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Autodesk need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the General Counsel of Autodesk. All notices of proposals by stockholders, whether or not included in Autodesk’s proxy materials, should be sent to Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, Attention: General Counsel.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

A board of ten directors is to be elected at the Annual Meeting, all of whom have been recommended for nomination by the Corporate Governance and Nominating Committee of the Board of Directors and all of whom are presently directors of Autodesk. All nominees were elected by the stockholders at last year’s annual meeting with the exception of Carl Bass, who became a director in January 2006. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the ten nominees named below.

In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill the vacancy. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been duly elected and qualified.

The name, age and principal occupation of each nominee as of April 17, 2006, are set forth in the table below. Except as described below, each of the nominees has been engaged in his or her principal occupation during the past five years. There are no family relationships among any of our directors or executive officers.

Name of Nominee	Age	Principal Occupation	Director Since
Carol A. Bartz	57	Chairman of the Board, Chief Executive Officer and President	1992
Carl Bass	48	Chief Operating Officer	2006
Mark A. Bertelsen	62	Senior Partner, Wilson Sonsini Goodrich & Rosati, Professional Corporation, attorneys at law	1992
Crawford W. Beveridge	60	Executive Vice President and Chief Human Resources Officer, Sun Microsystems	1993
J. Hallam Dawson	69	Chairman of the Board, IDI Associates	1988
Michael J. Fister	51	Chief Executive Officer and President, Cadence Design Systems, Inc.	2003
Per-Kristian Halvorsen	54	Chief Technology Innovation Officer, Intuit, Inc.	2000
Steven L. Scheid	52	Chairman of Janus Capital Group Inc.	2002
Mary Alice Taylor	56	Independent Business Consultant	1995
Larry W. Wangberg	63	Independent Business Consultant	2000

Carol A. Bartz joined Autodesk in April 1992 and currently serves as Chairman of the Board, Chief Executive Officer and President. Effective April 30, 2006, Ms. Bartz will step down from her position as Chief Executive Officer and President and as of May 1, 2006 will be Executive Chairman. Ms. Bartz is a director of Cisco Systems, Inc. and Network Appliance, Inc. Prior to joining Autodesk, Ms. Bartz held various positions at Sun Microsystems, Inc., including Vice President, Worldwide Field Operations from July 1990 to April 1992.

Carl Bass joined Autodesk in September 1993 and has served as Chief Operating Officer since June 2004. As of May 1, 2006, Mr. Bass will become President and Chief Executive Officer. From February 2002 to June 2004, Mr. Bass served as Senior Executive Vice President, Design Solutions Group. From August 2001 to February 2002, Mr. Bass served as Executive Vice President, Emerging Business and Chief Strategy Officer. From August 1999 to July 2001, he served as President and Chief Executive Officer of Buzzsaw.com, Inc., a spin-off from Autodesk. He has also held other executive positions within Autodesk. Mr. Bass was a director of Serena Software, Inc. through February 2006.

Mark A. Bertelsen joined the law firm of Wilson Sonsini Goodrich & Rosati in 1972, was the firm’s managing partner from 1991 to 1996 and is currently a member of the firm’s Policy Committee of Senior Partners. Mr. Bertelsen is a director of Informatica Corporation and Taleo Corporation.

Crawford W. Beveridge serves as Executive Vice President and Chief Human Resources Officer of Sun Microsystems, Inc. Mr. Beveridge served as Chief Executive Officer of Scottish Enterprise, an economic development company, from January 1991 until March 2000. From March 1985 to December 1990, Mr. Beveridge

was the Vice President of Corporate Resources at Sun Microsystems, Inc. Mr. Beveridge is a director of Scottish Equity Partners Ltd. and Memec, Inc.

J. Hallam Dawson has served as Chairman of IDI Associates, a private investment bank specializing in Latin America, since September 1986. Mr. Dawson is a director China Trust Bank (USA) and was a director of Serena Software, Inc. through February 2006.

Michael J. Fister has served as the Chief Executive Officer and President of Cadence Design Systems, Inc. since May 2004. Previously, Mr. Fister served as Senior Vice President and General Manager of the Enterprise Platforms Group of Intel Corporation from 2002 to May 2004. Mr. Fister joined Intel in 1987 as the Chandler, Arizona operations manager for the 8-bit focus group. From 1988 through 2000, Mr. Fister was promoted to a series of engineering positions, and elected corporate Vice President in 2000.

Per-Kristian Halvorsen has served as the Chief Technology Innovation Officer of Intuit, Inc. since February 2006. Previously, he was Vice President and Director of the Solutions and Services Research Center at HPLabs from 2000 to 2005. Previously, Dr. Halvorsen served as Director and Principal Scientist of the Information Sciences and Technologies Laboratory at the Xerox Palo Alto Research Center from June 1992 until June 2000. Dr. Halvorsen is a member of the Board of Directors of FinnTech and Finn.

Steven L. Scheid has served as Chairman of Janus Capital Group, Inc. since January 2004. He served as Chief Executive Officer of Janus Capital Group Inc. from April 2004 to December 2005. Previously, Mr. Scheid served as an independent business consultant from February 2002 to April 2004, Vice Chairman of Charles Schwab & Co., Inc. from July 1999 to February 2002, as President of the Schwab Retail Group from October 2000 to February 2002 and as the Chief Financial Officer of Charles Schwab & Co., Inc. from June 1996 to July 1999. Mr. Scheid is a director of PMI Group, Inc.

Mary Alice Taylor is an independent business consultant. Previously, Ms. Taylor served as Chief Executive Officer and Chairman of the Board of HomeGrocer.com from September 1999 to September 2000. Ms. Taylor served as Executive Vice President of Global Operations and Technology of CitiCorp from January 1997 until September 1999 and served as Senior Vice President of Federal Express Corporation from September 1991 until December 1996. Ms. Taylor is a director of The Allstate Corporation, Sabre Holdings Corporation and Blue Nile, Inc.

Larry W. Wangberg served as Chief Executive Officer and Chairman of the Board of TechTV, previously ZDTV, Inc., from August 1997 until his retirement in June 2002. Previously, Mr. Wangberg was Chief Executive Officer and Chairman of the Board of StarSight Telecast, Inc., an interactive program guide company, from February 1995 to August 1997. Mr. Wangberg is a director of Charter Communications, Inc. and ADC Telecommunications, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE NOMINEES LISTED ABOVE.

Board Meetings and Committees

The Board of Directors held a total of 5 meetings (including regularly scheduled and special meetings) during fiscal 2006. No director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of which he or she is a member, if any. The Company’s Board of Directors currently has three standing committees: an Audit Committee, a Compensation and Human Resources Committee, and a Corporate Governance and Nominating Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of directors Mary Alice Taylor, Chairman, Steven L. Scheid and Larry W. Wangberg, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that Mr. Scheid and Ms. Taylor are each an “audit committee financial expert” as defined in rules of the Securities and Exchange Commission (the “SEC”).

The principal functions of the Audit Committee and its activities during fiscal 2006 are described in “Report of the Audit Committee of the Board of Directors” below.

The Audit Committee held 10 meetings during fiscal 2006. The Audit Committee has adopted a written charter approved by the Board of Directors, which is included as Appendix A to this proxy statement. The Audit Committee Charter is also available on the Company’s website at www.autodesk.com under “About Us — Investors — Corporate Governance.”

Compensation and Human Resources Committee

The Compensation and Human Resources Committee currently consists of Crawford W. Beveridge, Chairman, J. Hallam Dawson and Michael J. Fister, each of whom qualifies as an independent director under the listing standards of The Nasdaq Stock Market.

The Compensation and Human Resources Committee reviews compensation and benefits for our executives and has sole and exclusive authority to grant stock options to executive officers under our stock plans. The Board of Directors delegated to our Chief Executive Officer authority to grant options to employees who are not executive officers. Because options are granted automatically to non-employee directors under the non-discretionary 2000 Directors’ Option Plan, the Compensation and Human Resources Committee consists solely of non-employee directors ineligible to participate in the Company’s discretionary employee stock programs.

The Compensation and Human Resources Committee held 5 meetings during fiscal 2006. The Compensation and Human Resources Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “About Us — Investors — Corporate Governance.”

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of J. Hallam Dawson, Chairman, Per-Kristian Halvorsen and Larry W. Wangberg, each of whom qualifies as an independent director under the listing standards of The Nasdaq Stock Market.

The Corporate Governance and Nominating Committee is responsible for the development of general criteria regarding the qualifications and selection of board members and recommending candidates for election to the Board. The Corporate Governance and Nominating Committee is also responsible for developing overall governance guidelines, overseeing the performance of the Board and reviewing and making recommendations regarding the composition and mandate of Board committees. The Corporate Governance and Nominating Committee will consider recommendations of candidates for the Board of Directors submitted by stockholders of the Company; for more information, see “Corporate Governance Principles.”

The Corporate Governance and Nominating Committee held 3 meetings during fiscal 2006. The Corporate Governance and Nominating Committee has adopted a written charter approved by the Board of Directors, which is available on the Company’s website at www.autodesk.com under “About Us — Investors — Corporate Governance.”

Lead Director

J. Hallam Dawson serves as Lead Director and liaison between management and the other non-employee directors. The Lead Director schedules and chairs meetings of the independent directors. The independent directors (including the Lead Director) hold a closed session at each regularly scheduled Board meeting.

Compensation of Directors

During fiscal 2006, we paid an annual fee of $40,000 to each director who was not an Autodesk employee (currently eight persons). Each director may elect to receive up to fifty percent of the fee in cash, with the balance paid in the form of restricted stock issued at a rate of $1.20 worth of stock for each $1.00 of cash compensation foregone. Such restricted stock was issued on June 23, 2005 (the date of last year’s annual meeting of stockholders) and will vest at this year’s Annual Meeting, provided that the recipient is a director on such date. Directors received an additional $10,000 for serving as Lead Director or chairman of a board committee. Directors do not receive fees for attending Board or board committee meetings.

Additionally, the Company’s 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory stock options to our non-employee directors. Upon being elected or appointed to our Board of Directors, each non-employee director is granted an option to purchase 50,000 shares of our Common Stock, with subsequent annual option grants of 20,000 shares of our Common Stock. The exercise price of options granted under the 2000 Directors’ Option Plan is equal to the fair value of our Common Stock on the date of grant. Options granted under the 2000 Directors’ Option Plan upon election or appointment vest over a three-year period; subsequent annual option grants vest over a one-year period.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Autodesk for the fiscal year ending January 31, 2007, and recommends that the stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Ernst & Young LLP has audited our financial statements annually since the fiscal year ended January 31, 1983.

We expect representatives of Ernst & Young LLP to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to the Company by Ernst & Young LLP for the fiscal years ended January 31, 2005 and January 31, 2006.

	Fiscal 2005	Fiscal 2006
Audit Fees (1)	$3,870,788	$3,265,979
Audit-Related Fees	—	—
Tax Fees (2)	952,620	896,835
All Other Fees	—	—
Total	$4,823,408	$4,162,814

(1)	Audit Fees consisted of fees billed for professional services rendered for the integrated audit of the Company’s annual financial statements and management’s report on internal control included in the Company’s Annual Reports on Form 10-K and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as services that generally only the Company’s independent registered public accountants can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The fiscal 2005 and fiscal 2006 fees include approximately $1.7 million and $1.1 million, respectively, related to services provided in connection with compliance with the Sarbanes-Oxley Act of 2002.

(2)	Tax Fees consisted of fees billed for tax compliance, consultation and planning services.

Pre-Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young LLP to the Company must be pre-approved by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Ernst & Young LLP. At or before the first meeting of the Audit Committee each year, the Audit Committee is presented with a detailed listing of the individual audit and non-audit services and fees (separately describing audit-related services, tax services and other services) expected to be provided by Ernst & Young LLP during the year. Quarterly, the Audit Committee is presented with an update of all pre-approved audit and non-audit services conducted and any new audit and non-audit services to be provided by Ernst & Young LLP are updated, if necessary. The Audit Committee reviews the Company’s update and approves the services outlined therein if such services are acceptable to the Audit Committee.

To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees; provided, however, that such additional or amended services may not affect Ernst & Young LLP’s independence under applicable SEC rules. The Chairman reports any such action taken to the Audit Committee at the next Audit Committee meeting.

CORPORATE GOVERNANCE

Autodesk is committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board of Directors provides independent leadership in the exercise of its responsibilities. Our management oversees a strong system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines and Code of Business Conduct

We believe the highest standards of corporate governance and business conduct are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. For a number of years, we have devoted substantial attention to the subject of corporate governance. Over ten years ago, before “corporate governance” was a watchword, the Board of Directors began work on developing Corporate Governance Guidelines. The Board of Directors first adopted these Guidelines in December 1995 and has refined them from time to time since then. The Corporate Governance Guidelines set forth the principles that guide the Board of Directors’ exercise of its responsibility to oversee corporate governance, maintain its independence, evaluate its own performance and the performance of Autodesk’s executive officers and set corporate strategy. The Corporate Governance Guidelines are available on our website at www.autodesk.com under “About Us — Investors — Corporate Governance.”

In addition, we have adopted a Code of Business Conduct for directors and employees, and a Code of Ethics for Senior Executive and Financial Officers, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions, to ensure that our business is conducted in a consistently legal and ethical manner. The Code of Business Conduct and Code of Ethics for Senior Executive and Financial Officers are available on our website at www.autodesk.com under “About Us — Investors — Corporate Governance.” We will post on this section of our website any amendment to the Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers, as well as any waivers of the Code of Business Conduct or Code of Ethics for Senior Executive and Financial Officers that are required to be disclosed by the rules of the SEC or The Nasdaq Stock Market.

Stock Ownership Guidelines

Directors and officers are encouraged to be Autodesk stockholders through their participation in our stock option plans. The Board of Directors has established stock ownership guidelines for our directors and executive officers designed to encourage long-term stock ownership in Autodesk and more closely link their interests with those of our other stockholders. These guidelines provide that, within a four-year period, executive officers should attain an investment position in Autodesk stock equal to a multiple of their base salary depending on the individual’s scope of responsibilities, and directors should attain an investment position in Autodesk stock of at least 5,000 shares. The Board of Directors reviews progress against these guidelines annually and updates the stock ownership guidelines as appropriate.

Independence of the Board of Directors

The Board of Directors has determined that, with the exception of Carol A. Bartz, our Chairman of the Board, Chief Executive Officer and President, and Carl Bass, our Chief Operating Officer, all of its members are “independent directors” as that term is defined in the listing standards of The Nasdaq Stock Market. Such independence definition includes a series of objective tests, including that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, as further required by the Nasdaq listing standards, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The independent directors meet regularly in executive session, without members of management present, as part of the quarterly meeting procedure.

Contacting the Board of Directors

Communications from stockholders to the non-employee directors should be addressed to the Lead Director as follows: J. Hallam Dawson, Autodesk Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. All of our directors attended the Company’s 2005 annual meeting of stockholders.

Nominating Process for Recommending Candidates for Election to the Board of Directors

The Corporate Governance and Nominating Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Autodesk Inc., c/o General Counsel, 111 McInnis Parkway, San Rafael, California 94903, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock.

The Corporate Governance and Nominating Committee’s criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board for selection, as director nominees, are as follows:

•	The Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board.

•	The Corporate Governance and Nominating Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•	In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (3) such other factors as the Corporate Governance and Nominating Committee may consider appropriate.

•	While the Corporate Governance and Nominating Committee has not established specific minimum qualifications for director candidates, the Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of the software industry and the Company’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•	With regard to candidates who are properly recommended by stockholders or by other means, the Corporate Governance and Nominating Committee will review the qualifications of any such candidate, which review may, in the Corporate Governance and Nominating Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Corporate Governance and Nominating Committee deems necessary or proper.

•	In evaluating and identifying candidates, the Corporate Governance and Nominating Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•	The Corporate Governance and Nominating Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Corporate Governance and Nominating Committee selects, or recommends to the full Board of Directors for selection, the director nominees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of Autodesk’s Common Stock as of March 31, 2006, for each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of our Common Stock, each of the Company’s directors, each of the executive officers named in the Summary Compensation Table on page 15 and all directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers (1)	Common Stock Beneficially Owned (2)	Percentage Beneficially Owned (3)
Principal Stockholders:
AXA Financial, Inc. (4)	12,327,768	5.3%
Barclays Global Investors, NA (5)	27,978,094	12.0%
FMR Corp. (6)	12,605,679	5.4%

Non-Employee Directors:
Mark A. Bertelsen (7)	127,383	*
Crawford W. Beveridge (8)	131,320	*
J. Hallam Dawson (9)	205,411	*
Michael J. Fister (10)	110,825	*
Per-Kristian Halvorsen (11)	131,227	*
Steven L. Scheid (12)	46,856	*
Mary Alice Taylor (13)	247,690	*
Larry W. Wangberg (14)	149,103	*

Named Executive Officers:
Carol A. Bartz (15)	4,302,994	1.8%
Carl Bass (16)	146,583	*
George M. Bado (17)	87,186	*
Alfred J. Castino (18)	188,625	*
Marcia K. Sterling (19)	126,844	*
All directors and current executive officers as a group (14 persons) (20)	6,412,596	2.7%

*	Represents less than one percent (1%) of the outstanding Common Stock.

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.

(2)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has the right to acquire within 60 days of March 31, 2006, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)	The total number of shares of Common Stock outstanding as of March 31, 2006 was 232,193,871.

(4)	Includes (i) 1,643,904 shares beneficially owned by AXA Rosenberg Investment Management LLC, (ii) 42,140 shares beneficially owned by AXA FRAMLINGTON, (iii) 10,419,175 shares beneficially owned by Alliance Capital Management L.P., and (iv) 222,549 shares beneficially owned by AXA Equitable Life Insurance

Company. The address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, NY 10104. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2006.

(5)	Includes (i) 22,720,753 shares beneficially owned by Barclays Global Investors, NA, (ii) 1,640,395 shares beneficially owned by Barclays Global Fund Advisors, (iii) 3,403,133 shares beneficially owned by Barclays Global Investors, LTD, (iv) 199,060 shares beneficially owned by Barclays Global Investors Japan Trust and Banking Company Limited and (v) 14,753 shares beneficially owned by Barclays Bank PLC. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, CA 94105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 10, 2006 and January 31, 2006.

(6)	The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2006.

(7)	Includes 120,000 shares subject to options exercisable within 60 days of March 31, 2006.

(8)	Includes 110,000 shares subject to options exercisable within 60 days of March 31, 2006.

(9)	Includes 160,000 shares subject to options exercisable within 60 days of March 31, 2006.

(10)	Includes 107,000 shares subject to options exercisable within 60 days of March 31, 2006.

(11)	Includes 119,600 shares subject to options exercisable within 60 days of March 31, 2006.

(12)	Includes 40,000 shares subject to options exercisable within 60 days of March 31, 2006.

(13)	Includes 200,000 shares subject to options exercisable within 60 days of March 31, 2006.

(14)	Includes 120,000 shares subject to options exercisable within 60 days of March 31, 2006.

(15)	Includes 3,275,772 shares subject to options exercisable within 60 days of March 31, 2006. Ms. Bartz resigned as Chief Executive Officer and President, effective April 30, 2006. Ms. Bartz will become Executive Chairman on May 1, 2006.

(16)	Includes 131,252 shares subject to options exercisable within 60 days of March 31, 2006. Mr. Bass will become President and Chief Executive Officer on May 1, 2006.

(17)	Includes 70,000 shares subject to options exercisable within 60 days of March 31, 2006.

(18)	Includes 152,500 shares subject to options exercisable within 60 days of March 31, 2006.

(19)	Includes 88,412 shares subject to options exercisable within 60 days of March 31, 2006. Ms. Sterling retired in March 2006.

(20)	Includes 5,097,040 shares subject to options exercisable within 60 days of March 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Stockholders”), to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and The Nasdaq Stock Market. Such executive officers, directors and 10% Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required to be filed during fiscal 2006, the Company is not aware of any late Section 16(a) filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning the total compensation of Autodesk’s Chief Executive Officer and each of the four most highly compensated officers during the last fiscal year (the “Named Executive Officers”) for services rendered to Autodesk in all capacities for the three fiscal years ended January 31, 2006.

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($) (1)	Securities Underlying Options (#)	All Other Compensation ($) (2)
Carol A. Bartz (3)	2006	941,667	1,700,000	—	500,000	58,181
Chairman of the Board,	2005	863,333	2,356,000	—	1,000,000	54,483
Chief Executive Officer	2004	680,000	1,260,500	—	800,000	35,736
and President

Carl Bass (3)	2006	470,833	750,000	—	250,000	18,768
Chief Operating Officer	2005	435,417	1,168,000	—	450,000	23,422
	2004	400,000	499,250	—	350,000	21,908

George M. Bado	2006	342,500	75,000	869,398	90,000	15,761
Senior Vice President,	2005	330,000	357,600	870,719	120,000	32,108
Worldwide Sales and	2004	312,577	55,630	524,696	120,000	16,421
Consulting

Alfred J. Castino	2006	345,833	350,000	—	90,000	19,176
Senior Vice President,	2005	320,833	725,000	—	150,000	3,610
Chief Financial Officer	2004	300,000	315,500	—	80,000	3,940

Marcia K. Sterling (4)	2006	335,000	340,000	—	90,000	18,146
Senior Vice President,	2005	332,500	740,000	—	120,000	3,940
General Counsel and Secretary	2004	320,000	263,000	—	140,000	3,940

(1)	Represents sales commissions.

(2)	Includes matching contributions by Autodesk to one of Autodesk’s pre-tax savings plans, reimbursement for certain travel expenses, and organization dues.

(3)	Ms. Bartz resigned as Chief Executive Officer and President, effective April 30, 2006. Mr. Bass will become Chief Executive Officer and President on May 1, 2006. Ms. Bartz will become Executive Chairman on May 1, 2006.

(4)	Ms. Sterling retired in March 2006.

Executive Incentive Plan

The Executive Incentive Plan sets forth the plan for payment of cash bonuses to those of our executive officers who are designated for participation. The Executive Incentive Plan is intended to increase stockholder value and the success of Autodesk by motivating executives to perform to the best of their abilities and to achieve goals relating to the performance of Autodesk or one of our business units or other objectively determinable goals, and to reward them when those objectives are satisfied. The Executive Incentive Plan was approved by the stockholders in June 2005 and is intended to permit the payment of bonuses that may qualify as performance-based compensation under Internal Revenue Code Section 162(m).

The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) has chosen the participants, target awards and payout formulas for fiscal year 2007 under the Executive Incentive Plan. For fiscal year 2007, the Committee determined that Carol A. Bartz, Carl Bass, George M. Bado, Jan Becker, and Alfred J. Castino, would be participants in the Plan. For each participant, the Committee established a target award equal to a specified percentage of such participant’s base salary. The Committee also determined a payout formula for each participant related to achievement of certain growth in revenues as compared to fiscal 2006 as well as certain operating margin levels. The Committee determined that attainment of each such performance goal would be measured by adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in our annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

The actual bonuses payable for fiscal year 2007 (if any) will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Committee. In addition, the Committee retains discretion to reduce or eliminate (but not increase) the bonus that otherwise would be payable based on actual performance. Moreover, each of the individuals named above must remain an employee for all of fiscal year 2007 in order to be eligible for any bonus.

Employment Agreements and Change In Control Arrangements

Employment Agreement with Carol A. Bartz. In April 1992, Autodesk entered into an agreement with Carol A. Bartz that provides, among other things, for a severance payment equal to two years’ base salary and incentive compensation in the event Ms. Bartz’s employment is terminated without cause within two years after commencement of employment or one year after a change in control of Autodesk not approved by the Board of Directors or two years’ base compensation in the event Ms. Bartz’s employment is terminated without cause under any other circumstances.

Executive Change in Control Program. In March 2006, the Board of Directors approved an amended and restated Executive Change in Control Program (the “Change in Control Program”), in an effort to ensure the continued service of Autodesk’s key executives in the event of a future change in control event. Each of Autodesk’s current executive officers, among other employees, participates in the Change in Control Program. Under the terms of the Change in Control Program, if, within 12 months of a Change in Control (as defined below), an executive officer who participates in the Program is terminated without cause, or voluntarily terminates his or her employment on account of good reason, he or she will receive:

•	An amount equal to the executive officer’s annual base compensation and average annual bonus, payable bimonthly over a 12 month period;

•	The acceleration of such executive officer’s stock options with respect to the number of shares that would have vested within the 12 months following the date of the executive officer’s termination; and

•	Continued coverage of medical, dental and vision insurance until the earlier of 12 months from the date of termination or when he or she becomes covered under another employer’s employee benefit plans.

If the executive officer is terminated for any other reason, he or she will receive severance or other benefits only to the extent he or she would be entitled to receive those benefits under Autodesk’s then-existing benefit plans and policies.

If the benefits provided under the Change in Control Program constitute parachute payments under Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such benefits will be (1) delivered in full, or (2) delivered to such lesser extent that would result in no portion of the benefits being subject to the excise tax, whichever amount results in the receipt of the greatest amount of benefits.

As defined in the Change in Control Program, a “Change in Control” means:

•	The acquisition of beneficial ownership by any person, directly or indirectly, of 50% or more of the total voting power represented by Autodesk’s then-outstanding voting securities;

•	The consummation of the sale or disposition of all or substantially all of Autodesk’s assets;

•	The consummation of a merger or consolidation of Autodesk with any other corporation, other than a merger or consolidation where the outstanding voting securities of Autodesk immediately prior to the merger or consolidation continue to represent at least 60% of the voting power of the surviving entity immediately after such merger or consolidation; or

•	A change in the composition of the Board of Directors, which results in the incumbent directors representing less than a majority of the entire Board of Directors.

Rule 10b5-1 Trading Plans. During fiscal 2005 and fiscal 2006, Carol A. Bartz, Carl Bass, George M. Bado, Jan Becker, Alfred J. Castino and Marcia K. Sterling adopted pre-arranged stock trading plans to, over time, exercise certain options to purchase our Common Stock and automatically sell the shares issued on exercise of such options in accordance with each plan’s specifications. These plans were established as part of the officers’ individual long-term strategies for asset diversification and liquidity and must be in effect at least 90 days before trading commences. Each such plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Exchange Act, as well as guidelines adopted by our Board of Directors for individuals who elect to enter into 10b5-1 trading plans.

Related Party Transactions

During fiscal 2006, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, acted as principal outside counsel to Autodesk. Mark A. Bertelsen, a director of Autodesk, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. Payments by Autodesk to Wilson Sonsini Goodrich & Rosati were less than one percent of such firm’s revenues in the last fiscal year. We believe that the services performed by Wilson Sonsini Goodrich & Rosati were provided on terms no more or less favorable than those with unrelated parties.

William Marr, Jr., Carol A. Bartz’s stepson, is employed by Autodesk Software (China) Co., Ltd., a wholly-owned subsidiary of Autodesk. In fiscal 2006, Mr. Marr received approximately $70,946 in compensation representing annual salary and certain expatriate allowances.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee is or was formerly an officer or employee of Autodesk or any of its subsidiaries. No interlocking relationship exists between any member of our Compensation and Human Resources Committee and the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EMPLOYEE AND DIRECTOR STOCK OPTIONS

Option Program Description

Autodesk maintains two active stock option plans for the purpose of granting stock options to employees and members of Autodesk’s Board of Directors: the 2006 Employee Stock Plan (available only to employees) and the 2000 Directors’ Option Plan (available only to non-employee directors). The 2006 Employee Stock Plan was approved by the stockholders in November 2005 and became effective in March 2006. Additionally, there are eight expired plans or terminated plans with options outstanding, including the 1996 Stock Plan (available only to employees), which expired in March 2006, and the Nonstatutory Stock Option Plan (available only to non-executive employees and consultants), which was terminated by the Board of Directors in December 2004. In addition to its stock option plans, the Company’s employees are also eligible to participate in Autodesk’s 1998 Employee Qualified Stock Purchase Plan.

Our stock option program is broad-based and designed to promote long-term retention. Essentially all of our employees are eligible to participate. Approximately 85% of the options we granted during fiscal 2006 were awarded to employees other than Named Executive Officers as detailed below. Options granted under our equity plans generally vest over periods ranging from one to five years and expire within six to ten years of the date of grant. The exercise price of the stock options is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date.

All stock option grants to executive officers are made by the Compensation and Human Resources Committee of the Board of Directors. All members of the Compensation and Human Resources Committee are independent directors, as defined by the listing standards of The Nasdaq Stock Market. See “Report of the Compensation and Human Resources Committee of the Board of Directors” for further information concerning Autodesk’s policies and procedures regarding the use of stock options. Grants to our non-employee directors are non-discretionary and are pre-determined by the terms of the 2000 Directors’ Option Plan.

In 2005, our Board of Directors established a policy limiting the aggregate number of shares of our Common Stock underlying awards that could be granted under our 1996 Stock Plan and our 2006 Employee Stock Plan in any fiscal year to 3% of our outstanding Common Stock on the first day of our fiscal year (the “3% Limitation”). Certain awards granted under such plans are not used in calculating the 3% Limitation (i.e., awards granted in connection with a business combination or awards granted in connection with the hiring of a senior executive officer). In fiscal 2006, we granted awards under our 1996 Stock Plan and our 2006 Employee Stock Plan that constituted 2.92% of our outstanding Common Stock on the first day of fiscal 2006, excluding awards granted in connection with a business combination or awards granted in connection with the hiring of a senior executive officer.

The following tables provide information about our stock option programs, including distribution and dilutive effect, option plan balances and in-the-money and out-of-the-money options.

Distribution and Dilutive Effect of Options

The following table provides information about the distribution and dilutive effect of our stock options for the three fiscal years ended January 31, 2004, January 31, 2005 and January 31, 2006.

	Fiscal Year Ended January 31,
	2004	2005	2006
Net grants during the period as % of outstanding shares	3.1%	3.9%	2.3%
Grants to Named Executive Officers during the period as % of total options granted	11.7%	15.9%	14.9%
Grants to Named Executive Officers during the period as % of outstanding shares	0.7%	0.8%	0.4%
Cumulative options held by Named Executive Officers as % of total options outstanding	20.9%	25.2%	22.5%

General Option Information

Our stock option activity for the fiscal years ended January 31, 2005 and January 31, 2006, is summarized as follows.

		Options Outstanding
(Shares in thousands)	Shares Available for Options	Number of Shares	Weighted Average Price Per Share ($)
Options outstanding at January 31, 2004	19,894	52,936	$8.40
Granted	(11,550)	11,550	17.52
Exercised	—	(25,445)	8.46
Canceled	2,607	(2,635)	9.46
Additional shares reserved	8,455	—	—
Reduction to shares available for future issuance approved by the Board of Directors in March 2005	(10,000)	—	—

Options outstanding at January 31, 2005	9,406	36,406	11.17
Granted	(6,824)	6,824	32.39
Options assumed in an acquisition	—	198	2.28
Exercised	—	(11,875)	9.36
Canceled	1,272	(1,511)	15.33
Additional shares reserved	750	—	—
Options outstanding at January 31, 2006	4,604 (1)	30,042	$16.44

(1)	This amount does not include 9.65 million shares reserved for issuance under our 2006 Employee Stock Option Plan, which became effective in March 2006.

In-the-Money and Out-of-the-Money Option Information

The following table compares the number of shares subject to option grants with exercise prices at or below the closing price of our Common Stock at January 31, 2006 (“in-the-money”) with the number of shares subject to option grants with exercise prices greater than the closing price of our Common Stock at the same date (“out-of-the-money”). The closing price of our Common Stock on January 31, 2006 was $40.59 per share.

	Exercisable		Unexercisable		Total
(Shares in thousands)	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
In-the-Money	12,514	$10.13	16,614	$19.63	29,128	$15.55
Out-of-the-Money	—	—	914	44.86	914	44.86
Total Options Outstanding	12,514	$10.13	17,528	$20.95	30,042	$16.44

Option Grants in Last Fiscal Year

The following table sets forth, as to the Named Executive Officers, information concerning stock options granted during the fiscal year ended January 31, 2006.

					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price	Expiration Date (3)	5%	10%
Carol A. Bartz	500,000	7.33%	$30.15	3/10/12	$6,137,039	$14,301,910
Carl Bass	250,000	3.66%	30.15	3/10/12	3,068,519	7,150,955
George M. Bado	90,000	1.32%	30.15	3/10/12	1,104,667	2,574,344
Alfred J. Castino	90,000	1.32%	30.15	3/10/12	1,104,667	2,574,344
Marcia K. Sterling	90,000	1.32%	30.15	3/10/12	1,104,667	2,574,344

(1)	The options in this table are incentive stock options or nonstatutory stock options granted under the 1996 Stock Plan, and have exercise prices equal to the fair market value of our Common Stock on the date of grant. Generally, all such options have ten year terms and vest over one to five years. The shares subject to each option will immediately vest in full in the event the Company is acquired by merger or asset sale, unless the option is to be assumed by the acquiring entity. In addition, under the Change in Control Program, in the event that the Company terminates any of the Named Executive Officers within 12 months following a change in control, the shares subject to each option will vest as to the number of shares that would have vested within the 12 months following such termination.

(2)	The Company granted options to purchase 6.8 million shares of Common Stock in the fiscal year ended January 31, 2006 to 3,509 employees.

(3)	The options in this table may terminate before their expiration upon the termination of the optionee’s status as an employee or upon the optionee’s disability or death.

(4)	Under rules promulgated by the SEC, the amounts in these two columns represent the hypothetical gain or “option spread” that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options’ seven-year term at assumed annual rates of 5%, and 10%. Annual compounding results in total appreciation of 41% (at 5% per year) and 95% (at 10% per year). The 5% and 10% assumed annual rates of appreciation are specified in SEC rules and do not represent the Company’s estimate or projection of future stock price growth. The Company does not necessarily agree that this method can properly determine the value of an option, and there can be no assurance that the potential realizable values shown in this table will be achieved.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth, as to the Named Executive Officers, certain information concerning stock options exercised during the fiscal year ended January 31, 2006, and the number of shares of our Common Stock subject to both exercisable and unexercisable stock options as of January 31, 2006. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of our Common Stock as of January 31, 2006. The market value of the underlying securities is based on $40.59, the closing price per share of our Common Stock on January 31, 2006.

			Number of Securities Underlying Unexercised Options at Fiscal year End		Value of Unexercised In-The Money Options at Fiscal Year End
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Carol A. Bartz	2,623,804	$80,451,795	3,090,772	1,810,000	$96,675,118	$42,614,900
Carl Bass	455,000	11,443,709	2	862,500	66	19,143,750
George M. Bado	110,000	3,262,844	—	290,000	—	6,755,425
Alfred J. Castino	84,000	2,591,213	106,500	302,500	3,287,235	7,214,375
Marcia K. Sterling	162,500	4,164,473	—	287,500	—	6,712,475

Equity Compensation Plan Information

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under the Company’s equity compensation plans as of January 31, 2006.

(shares in thousands)	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	26,325	$17.40	18,755 (2)
Equity compensation plans not approved by security holders (3)	3,717	9.63	—
Total	30,042	$16.44	18,755

(1)	Included in these amounts are 0.2 million securities available to be issued upon exercise of outstanding options with a weighted-average exercise price of $3.93 related to equity compensation plans assumed in connection with previous business mergers and acquisitions.

(2)	This amount includes 14.2 million securities available for future issuance under Autodesk’s 1998 Employee Qualified Stock Purchase Plan. This amount does not include 9.65 million securities available for future issuance under our 2006 Employee Stock Plan, which became effective in March 2006.

(3)	Amounts correspond to Autodesk’s Nonstatutory Stock Option Plan, which was terminated by the Board of Directors in December 2004.

The 1996 Stock Plan was adopted by the stockholders in 1996. Employees, including executive officers and the members of the Board of Directors, are eligible to participate in the 1996 Stock Plan. The 1996 Stock Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Incentive stock options (that is, options that entitle the optionee to special U.S. income tax treatment) and nonstatutory stock options may be granted under the 1996 Stock Plan. Options granted under the 1996 Stock Plan generally vest over periods ranging from one to five years and expire within ten years of date of grant. The exercise price of the stock options granted under the 1996 Stock Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date. The 1996 Stock Plan expired in March 2006.

Our Nonstatutory Stock Option Plan, which is not subject to stockholder approval, was adopted in 1996 and terminated by the Board of Directors in December 2004. The Nonstatutory Stock Option Plan permitted the grant to eligible employees of options to purchase up to 16.9 million shares, all of which have been previously granted. Executive officers and members of the Board of Directors were not eligible to participate in this plan. The Nonstatutory Stock Option Plan was intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Only nonstatutory stock options were granted under the Nonstatutory Stock Option Plan.

Our 1998 Employee Qualified Stock Purchase Plan was adopted by the stockholders in 1998. The 1998 Employee Qualified Stock Purchase Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. The 1998 Employee Qualified Stock Purchase Plan provides employees of the Company with an opportunity to purchase Common Stock through accumulated payroll deductions. Under the 1998 Employee Qualified Stock Purchase Plan, eligible employees may purchase shares of Common Stock at their discretion using up to 15% of their compensation subject to certain limitations, at not less than 85% of fair market value as defined in the plan agreement.

Our 2000 Directors’ Option Plan was adopted by the stockholders in 2000. The 2000 Directors’ Option Plan provides for the automatic grant of nonstatutory options to non-employee directors of the Company. The 2000 Directors’ Option Plan is intended to help the Company attract and retain highly skilled individuals as directors of the Company, to provide additional incentive to the non-employee directors of the Company to serve as directors and encourage their continued service on the Board of Directors, and to encourage equity ownership by directors in order to align their interests with those of the stockholders. The exercise price of the stock options granted under the 2000 Directors’ Option Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date.

The 2006 Employee Stock Plan was adopted by the stockholders in November 2005 and became effective in March 2006. Employees, including executive officers, are eligible to participate in the 2006 Employee Stock Plan. The 2006 Employee Stock Plan is intended to help the Company attract and retain outstanding individuals in order to promote the Company’s success. Incentive stock options and nonstatutory stock options may be granted under the 2006 Employee Stock Plan. Options granted under the 2006 Employee Stock Plan generally vest over periods ranging from one to four years and expire within six years of date of grant. The exercise price of the stock options granted under the 2006 Employee Stock Plan is equal to the closing price of our Common Stock on The Nasdaq Stock Market on the grant date.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is a committee of the Board of Directors comprised solely of independent directors as required by the listing standards of The Nasdaq Stock Market and rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal control and the audit process; and by monitoring compliance with applicable laws, regulations and policies.

The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2006 with management and Ernst & Young LLP, Autodesk’s independent auditors. Management is responsible for the quarterly and annual financial statements and the reporting process, including the systems of internal controls. Ernst & Young LLP is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles. In addition, we received from and discussed with Ernst & Young LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed Ernst & Young LLP’s independence with them, and discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” each as currently in effect. We also discussed with management and with Ernst & Young LLP the evaluation of Autodesk’s internal controls and the effectiveness of Autodesk’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed with Autodesk’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Audit Committee met with the internal and the independent auditors, with and without management present, and discussed the results of their examinations and the overall quality of Autodesk’s financial reporting.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that Autodesk’s audited financial statements be included in Autodesk’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mary Alice Taylor, Chairman
Steven L. Scheid
Larry W. Wangberg

REPORT OF THE COMPENSATION AND HUMAN RESOURCES COMMITTEE
OF THE BOARD OF DIRECTORS

The Compensation and Human Resources Committee of the Board of Directors is comprised of three non-employee directors. Members of this Committee are required to meet the “independent director” requirements of the listing standards of The Nasdaq Stock Market, the “non-employee director” requirements of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 and the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986. The Compensation and Human Resources Committee consists of Crawford W. Beveridge, Chairman, J. Hallam Dawson and Michael J. Fister.

The purpose of the Compensation and Human Resources Committee is to protect stockholder interests and promote stockholder value by ensuring the Company has programs in place to attract, retain and develop a highly effective management team and to discharge the Board’s responsibilities relating to certain compensation matters of the Company.

Specifically, the Compensation and Human Resources Committee is responsible for approving the philosophy and structure of the policies and programs that determine the compensation of our executive officers. The Compensation and Human Resources Committee sets base cash compensation and bonus compensation on an annual basis for the Chief Executive Officer and other executive officers of Autodesk and, in addition, has exclusive authority to grant stock options to executive officers. The Compensation and Human Resources Committee considers both internal data, including financial and non-financial corporate goals and individual performance, as well as data from outside compensation consultants and independent executive compensation data from comparable high technology companies, in determining executive officers’ compensation.

The Compensation and Human Resources Committee also reviews Autodesk’s executive and leadership development policies, practices and plans to ensure that they support the Company’s ability to retain and develop the superior executive and leadership talent required to deliver against the Company’s short term and long term business strategies.

Compensation Philosophy

Autodesk operates in an extremely competitive and rapidly changing high technology industry. When creating policies and making decisions concerning executive compensation, the Compensation and Human Resources Committee strives to:

•	ensure that the executive team has clear goals and accountability with respect to financial and non-financial corporate performance;

•	establish pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth of Autodesk and the dynamic and challenging high technology labor markets in which Autodesk operates;

•	independently assess the Company’s operating results on a regular basis as our expected performance relates to incentive compensation targets; and

•	align pay incentives with the long-term interests of our stockholders.

The Compensation and Human Resources Committee’s actions for the fiscal year ended January 31, 2006, were influenced by improving general economic conditions, as well as Autodesk’s improved performance during the year.

Compensation Program

Autodesk’s executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

1.  Base salary for executive officers is set annually by reviewing the competitive pay practices of comparable high technology companies. Local, national and, for international executives, foreign compensation data are examined and taken into account, along with the skills and performance of the individual and the needs of Autodesk.

2.  Cash incentive compensation is designed to motivate executives to attain short-term and longer-term corporate, business unit and individual management goals. The actual annual cash bonuses received by an executive depend upon attainment of these specified business goals, together with discretionary analysis of individual contribution, within the limits of the stockholder approved Executive Incentive Plan. Incentive bonuses for fiscal year 2006 were based upon our financial results, which exceeded the established targets, as well as the achievement of other corporate and individual goals and related contributions to our success. In setting goals and measuring performance against those goals, the Compensation and Human Resources Committee considers compensation practices among companies competing for a common employee pool, as well as general economic and market conditions. It is the intention of the Compensation and Human Resources Committee in fiscal year 2007 to continue a strong correlation between the achievement of specific financial targets and corporate goals and the payment of incentive cash compensation to our officers and other executives.

3.  Equity-based incentive compensation has been provided to employees and management through our stock incentive plans. Under these plans, officers and employees are eligible to be granted stock options based on competitive market data, as well as their responsibilities and position at Autodesk. These options allow participants to purchase shares of our Common Stock at the market price on the date of the grant, subject to vesting during the participant’s employment with Autodesk. Employees are also permitted to purchase shares of our Common Stock, subject to certain limitations, at 85% of fair market value under the Employee Stock Purchase Plan. The purpose of these stock plans is to instill the economic incentives of ownership and to create management incentives to improve stockholder value. Our stock option plans utilize vesting periods to encourage employees and executives to remain with Autodesk and to focus on longer-term results. Further, in December 2004, the Compensation and Human Resources Committee and the full Board of Directors established stock ownership guidelines for executive officers that are designed to encourage long term stock ownership in the Company and more closely link executive officer interests with those of our stockholders.

In making compensation determinations, the Compensation and Human Resources Committee utilizes independent third-party executive compensation surveys as well as analysis of proxy statements for comparably-sized software companies to assess an appropriate level of pay for performance. The Compensation and Human Resources Committee believes that Autodesk’s executive compensation program falls within the typical range of compensation programs offered by comparable high technology companies.

Chief Executive Officer Compensation

In determining Ms. Bartz’s compensation for the fiscal year ended January 31, 2006, the Compensation and Human Resources Committee reviewed industry proxy statements and surveys of compensation paid to chief executive officers of comparable companies, with a focus on those companies located in the San Francisco Bay Area, and evaluated achievement of corporate and individual objectives for the fiscal year.

In addition, like other executive officers, Ms. Bartz was eligible to receive an incentive bonus determined on the basis of achievement of financial and non-financial individual and corporate goals and contribution to our success, within the limits of the stockholder approved Executive Incentive Plan. Based on the Company’s achievement against the financial targets set at the beginning of the fiscal year, Ms. Bartz received a bonus of $1,700,000 for fiscal year 2006. In recognition of her contribution to Autodesk’s performance, Ms. Bartz was granted options to buy an aggregate of 500,000 shares of Autodesk stock during fiscal year 2006. Ms. Bartz is one of the executive officers of the Company covered by the stock ownership guidelines established in December 2004. We believe it is critical to the Company’s long-term success to continue to tie our Chief Executive Officer’s financial incentives to our performance and to align individual financial interests with those of stockholders.

In accordance with our Corporate Governance Guidelines, which were adopted by the Board of Directors in December 1995, the Compensation and Human Resources Committee consults with the full Board of Directors in executive session prior to finalizing Ms. Bartz’s base salary, incentive compensation payout for the prior year, incentive compensation targets for the current year and stock option grants.

Other Executive Compensation

Autodesk provides certain compensation programs to executives that are also available to our other employees, including pre-tax savings plans and medical/dental/vision benefits. There are no pension programs except where prescribed by law in countries other than the United States. We generally do not provide executive perquisites such as club memberships. In fiscal year 1998, we introduced a Deferred Compensation Program for executives, which Autodesk subsequently extended to other key employees. In 2004, the Board of Directors approved a new 2005 Deferred Compensation Plan intended to comply with the requirements of Section 409A of the Code, recently enacted under the American Jobs Creation Act of 2004. Section 409A imposes a number of requirements on non-qualified deferred compensation plans, primarily relating to the timing of elections and distributions. Beginning in calendar year 2005, all participants in the Deferred Compensation Program defer compensation under the 2005 Deferred Compensation Plan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to our chief executive and to each of the other four most highly compensated executive officers. We generally may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1.0 million or meets certain other conditions enabling it to be characterized as performance-based. Our 2006 Employee Stock Plan has been designed to permit this Committee to grant options and other equity compensation awards that are “performance-based” and thus fully tax-deductible. Similarly, our Executive Incentive Plan has been designed to permit us to pay cash incentives that qualify as “performance based” and thus are fully tax-deductible. However, we may from time to time pay compensation to our executives that is not deductible if we believe circumstances warrant for the good of Autodesk.

COMPENSATION AND HUMAN RESOURCES
COMMITTEE OF THE BOARD OF DIRECTORS

Crawford W. Beveridge, Chairman
J. Hallam Dawson
Michael J. Fister

COMPANY STOCK PRICE PERFORMANCE

The following graph shows a five-year comparison of cumulative total return (equal to dividends plus stock appreciation) for our Common Stock, the Standard & Poor’s 500 Stock Index and the Dow Jones U.S. Software Index.

Comparison of Five Year Cumulative Total Stockholder Return (1)

(1)	Assumes $100 invested January 31, 2001, in the Company’s stock, the Standard & Poor’s 500 Stock Index, and the Dow Jones U.S. Software Index, with reinvestment of all dividends. Total stockholder returns for prior periods are not an indication of future investment returns.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. Therefore, you are urged to execute and return the accompanying proxy in the enclosed envelope at your earliest convenience.

THE BOARD OF DIRECTORS

April 28, 2006
San Rafael, California

APPENDIX A

Autodesk, Inc.

Audit Committee Charter

Purpose

Autodesk’s Audit Committee is a committee of the Board of Directors. Committee members are appointed by and serve at the discretion of the Board of Directors. The Audit Committee is established to assist the Board in fulfilling its oversight responsibilities by reviewing the financial reporting, the systems of internal controls, and the audit process; and by monitoring compliance with applicable laws, regulations and policies. In discharging its responsibilities, the Committee shall have full access to all of Autodesk’s books, records, facilities and personnel, and shall have full authority to engage counsel and such other advisors as it deems necessary.

The Committee’s responsibility is one of oversight. The members of the Audit Committee are not employees of the Company, and they do not perform, or represent that they perform, the functions of management or the independent auditors. The Committee relies on the expertise and knowledge of management, the internal auditor and the independent registered accounting firm in carrying out its oversight responsibilities. The management of the Company is responsible for preparing accurate and complete financial statements in accordance with generally accepted accounting principles and for establishing and maintaining appropriate accounting principles and financial reporting policies and satisfactory internal control over financial reporting. The independent registered accounting firm is responsible for auditing the Company’s annual consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting and reviewing the Company’s quarterly financial statements. It is not the responsibility of the Committee to prepare or certify the Company’s financial statements or guarantee the audits or reports of the independent auditors, nor is it the duty of the Audit Committee to certify that the independent auditor is “independent” under applicable rules. These are the fundamental responsibilities of management and the independent auditors.

Membership

The Audit Committee will consist of not less than three members of the Board of Directors. All members must be independent and financially literate, and at least one financially sophisticated, as such terms are defined for the purposes of service on an audit committee by the NASDAQ Marketplace Rules and the rules of the SEC. At least one member will be an “audit committee financial expert” as defined in the rules of the SEC. The Board of Directors will designate one member as Chairperson. Members of the Audit Committee will serve until a replacement member is appointed by the Board of Directors.

Meetings

The Audit Committee will generally meet eight times each year coincident with the timing of Board of Directors meetings and prior to the release of the Company’s quarterly and annual fiscal year earnings. Each meeting will include an executive session, which will allow the Audit Committee to maintain free and open communications with the Company’s independent auditors and internal audit department.

Reporting

The Audit Committee will keep minutes summarizing each meeting and report to the Board of Directors on its activities. If requested by the Board of Directors, the Audit Committee may invite the independent auditors to attend the full Board meeting to assist in reporting the results of their annual audit and answer questions from other directors. Alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed or other Audit Committee meetings, as appropriate.

Responsibilities

The Audit Committee will:

1.	Approve the selection, compensation, evaluation, and replacement of, and oversee the work of, the independent auditors (including the resolution of any disagreements between management and the independent auditor regarding financial reporting); and pre-approve all fees and terms of audit and non-audit engagements, including the audit engagement letter.

2.	Have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors, as representatives of the Company’s stockholders.

3.	Monitor the independence and objectivity of the independent auditors and ensure that the Committee annually receives from the independent auditors the required formal written statement on their independence.

4.	Prior to the annual independent audit, review with the independent auditors and financial management the scope of the independent audit and the areas of audit emphasis.

5.	Review with management and the independent auditors the financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of the Company’s Annual Report on Form 10-K. Discuss with the independent auditors their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity and completeness of the disclosures in the financial statements.

6.	Discuss with management and the independent auditors the management letter and response and any other matters required to be communicated to the Audit Committee by the independent auditors.

7.	Review with management and the independent auditors the interim financial statements, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations, prior to the filing of the Company’s quarterly report on Form 10-Q and discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors.

8.	Together with management, select and subsequently evaluate the internal audit head.

9.	Approve the charter of the internal audit department and the annual internal audit plan.

10.	Review the results of internal audit’s activities, including evaluation of compliance with laws, regulations and Company policy.

11.	Monitor actions taken to address matters noted in internal audit reports and in management letters issued by the independent auditors.

12.	Discuss and review Autodesk’s key internal accounting control policies and procedures and accounting policy changes.

13.	Provide a forum for internal audit and the independent auditors to meet in closed session with the Audit Committee.

14.	Establish and monitor the procedures for handling complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

15.	Review compliance with Autodesk’s Related Party and Non-routine Transactions Policy, including reviewing and approving in advance any proposed related party transactions.

16.	Review the Company’s plans and subsequent progress in addressing and resolving significant operational or other issues as they may arise.

17.	Review and reassess this charter at least annually and submit it to the Board of Directors for approval.

18.	Require an annual assessment of the performance of the Audit Committee.

19.	Submit for inclusion in the Company’s annual Proxy Statement the audit committee disclosures required by the SEC and NASDAQ Marketplace Rules, including the Audit Committee Report and the confirmation of the existence of a written charter (and its publication at least every three years), and confirm to the Board of Directors the independence and financial literacy of Audit Committee members.

20.	Review and investigate other matters within the scope of the Audit Committee’s duties, as deemed necessary.

Autodesk®

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card      123456        C0123456789       12345

A	Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold		For	Withhold
01 - Carol A. Bartz	☐	☐	05 - J. Hallam Dawson	☐	☐	09 - Mary Alice Taylor	☐	☐
02 - Carl Bass	☐	☐	06 - Michael J. Fister	☐	☐	10 - Larry W. Wangberg	☐	☐
03 - Mark A. Bertelsen	☐	☐	07 - Per-Kristian Halvorsen	☐	☐
04 - Crawford W. Beveridge	☐	☐	08 - Steven L. Scheid	☐	☐

B	Issue

The Board of Directors recommends a vote FOR Item 2.

Please read the proposal in full in the accompanying proxy materials.

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2007.	☐	☐	☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

☐ ☐ /☐ ☐ /☐ ☐ ☐ ☐

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Proxy - Autodesk, Inc.

Meeting Details

2006 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AUTODESK, INC.

The undersigned stockholder of AUTODESK, INC. (“Autodesk”), a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 2006, and hereby appoints Carl Bass and Pascal W. DiFronzo, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2006 Annual Meeting of Stockholders of Autodesk to be held on June 8, 2006, at 2:00 p.m. Pacific Time, at Autodesk’s principal executive office, located at 111 McInnis Parkway, San Rafael, California and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if there personally present upon such business as may properly come before the meeting, including the items on the reverse side of this form.

This proxy, when properly executed, will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of the nominees named in the Proxy Statement to Autodesk’s Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as Autodesk’s independent registered public accounting firm for the fiscal year ending January 31, 2007.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on June 8, 2006.
THANK YOU FOR VOTING